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                                                                      Exhibit 12


                               October 26, 1993



Lincoln Benefit Life Company
134 South 13th Street
Lincoln, NE 68508



With reference to the Registration Statement on Form S-6 as amended, filed by Lincoln Benefit Life Company and Lincoln Benefit Life Variable Life Account with the Securities and Exchange Commission covering flexible premium variable life policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Lincoln Benefit Life Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue flexible premium variable life policies by the Insurance Department of the State of Nebraska.

     2. Lincoln Benefit Life Variable Life Account is a duly authorized and existing separate account established pursuant to the provisions of
          Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Lincoln Benefit Life Company.

I hereby consent to the filing of this opinion as an exhibit to said S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                       Very truly yours,


                                       /s/ Carol S. Watson
                                       Carol S. Watson
                                       Vice President & General Counsel